UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2018

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4900, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 26, 2018, Heidrick & Struggles International, Inc. (the “Company”) and certain foreign subsidiary borrowers of the Company (together with the Company, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with institutions from time to time party thereto as lenders (the “Lenders”), Bank of America, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and HSBC Bank USA, National Association, as Documentation Agent. The Credit Agreement provides the terms under which the Lenders will make available to the Borrowers a committed unsecured revolving credit facility in an aggregate amount of $175 million, which includes a sublimit of $25 million for letters of credit and a sublimit of $10 million for swingline loans (the “Facility”). The Credit Agreement includes an expansion feature that allows the Company to seek to increase the aggregate commitment under the Facility by up to $75 million, provided that the Company is in compliance with certain conditions precedent set forth in the Credit Agreement. The Facility matures on October 26, 2023.

Under the Credit Agreement, the Borrowers may borrow in U.S. dollars, Euros, British Pound Sterling, Australian dollars or other lawful currency that is readily available and freely transferable and convertible into U.S. dollars for which a LIBOR Screen Rate is available as agreed by the Lenders. Loans comprising each ABR Borrowing under the Credit Agreement bear interest at the Alternate Base Rate plus a spread as determined by the Company’s leverage ratio. Loans comprising each Eurocurrency Borrowing under the Credit Agreement bear interest at the Adjusted LIBO Rate for the interest period plus a spread as determined by the Company’s leverage ratio. In addition, the Company will pay a commitment fee equal to the Applicable Rate times the actual daily amount by which the aggregate commitments exceed the sum of (i) the outstanding principal amount of revolving loans and (ii) an amount equal to the sum of the aggregate undrawn dollar amount of all outstanding letters of credit plus the aggregate dollar amount of payments made by lenders pursuant to outstanding letters of credit. Borrowings under the Credit Agreement may be repaid and reborrowed, or the Lenders’ commitments reduced at any time without premium or penalty, subject to customary breakage fees.

Borrowings under the Credit Agreement may be used for working capital, capital expenditures, Permitted Acquisitions, Restricted Payments and for other general corporate purposes of the Company and its subsidiaries. The obligations under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants, as well as customary events of default. The Credit Agreement requires that the Company not permit the consolidated interest coverage ratio to be less than the level set forth in the Credit Agreement, and the leverage ratio to exceed the level set forth in the Credit Agreement.

The Credit Agreement replaces the Company’s $100 million Second Amended and Restated Credit Agreement, originally dated as of June 22, 2011, as amended and restated as of January 31, 2013, and as further amended and restated as of June 30, 2015, which was terminated on October 26, 2018 (the “Terminated Agreement”).

Some of the Lenders that are parties to the Credit Agreement, including their predecessors and affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, pursuant to which such Lenders have received, and may in the future receive, customary compensation and reimbursement of expenses.

The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Credit Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference. Capitalized terms not defined herein have the meanings given to them in the Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth above under Item 1.01 regarding the Terminated Agreement is hereby incorporated by reference into this Item 1.02.

Item 2.02	Results of Operations and Financial Condition.

On October 29, 2018, the Company reported its earnings for the third quarter ended September 30, 2018. A copy of the Company’s press release containing the information is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement dated as of October 26, 2018 among Heidrick & Struggles International, Inc., the Foreign Subsidiary Borrowers Party Thereto, the Lenders Party Thereto, Bank of America, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and HSBC Bank USA, National Association, as Documentation Agent.

99.1	Heidrick & Struggles International, Inc. Press Release dated October 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.
(Registrant)

Date: October 29, 2018	By:	/s/ Kamau A. Coar
Name: Kamau A. Coar
Title: General Counsel